Exhibit 10.5

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of October 31, 2024 (the “Effective Date”), is made by and among Greatbatch Ltd., a New York corporation (“Seller”), Ultralife Corporation, a Delaware corporation (“Buyer”) and Electrochem Solutions, Inc., a Massachusetts corporation (the “Company”, together with Seller and Buyer, each a “Party” and together, the “Parties”).

RECITALS

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of September 27, 2024 (the “Purchase Agreement”), by and between Seller and Buyer, Seller has agreed to sell, transfer, convey and deliver to Buyer, and Buyer has agreed to purchase and accept from Seller, all of the issued and outstanding shares of the Company, all on the terms and subject to the conditions set forth therein; and

WHEREAS, from and after the Effective Date, Seller has agreed to provide, or cause to be provided, to the Company and Buyer, to the extent necessary in connection with the transition of ownership of the Company to Buyer, and Buyer on behalf of itself and the Company has agreed to purchase from Seller, the Services (defined below), for the applicable Transition Period (defined below) and Fees (defined below), pursuant to the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.    Definitions. Capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in the Purchase Agreement.

2.    Services; Transition Period.

(a)    Services. Seller agrees to provide, or to cause its Affiliates or any Third Party Providers (as defined herein) designated by Seller to provide, to the Company and Buyer each of the services, including any tasks that are an inherent or necessary part thereof, listed in Appendix A attached hereto or as specified in Section 7, which services are being provided solely to facilitate the transition of ownership of the Company to Buyer (each, a “Service”, and collectively, the “Services”), to be provided for the period set forth for such Service in Appendix A or, with respect to the Lithium Service, in Section 7 (for each such Service, the “Transition Period”), on the terms and conditions set forth herein and therein. The Company and Buyer hereby engage Seller, and Seller accepts this engagement regarding the provision of, the applicable Services on the terms set forth in this Agreement.

(b)    Transition. The Parties acknowledge the transitional nature of the Services. Accordingly, except with respect to the Lithium Service, as promptly as practicable following the execution of this Agreement, the Company and Buyer shall use reasonable best efforts to make a transition of each Service to its own internal organization or to obtain alternative third-party providers to provide the Services.

(c)    Notwithstanding anything to the contrary in this Agreement, Seller and its Affiliates shall not be required to perform Services hereunder or take any actions relating thereto that conflict with or violate any applicable Law, contract, license, authorization, certification or permit, code of conduct or other corporate governance policies of Seller and its Affiliates.

3.    Nature of Services.

(a)    Level of Services. Seller shall perform, and shall cause its Affiliates to perform, the Services (i) such that the nature, scope, quality, diligence, timeliness and standard of care at which such Services are performed are generally similar in all material respects to those provided by Seller or such Affiliate to the Business immediately prior to the Effective Date, (ii) in accordance with applicable Law, and (iii) with reasonable care. Seller shall use commercially reasonable efforts to cause the Third Party Providers (as defined below) to perform the Services in accordance with the terms of the applicable Contracts between such Third Party Providers and Seller or Seller’s Affiliate (this sentence, and clauses (i), (ii) and (iii) collectively of the immediately preceding sentence, the “Performance Standard”).

(b)    Modification of Services. Seller may make such modifications to the Services that it reasonably deems necessary or appropriate to operate its other business or divisions or as required by Contracts with Third Party Providers, if (i) Seller provides the Company reasonable advance written notice of such modifications, and (ii) such modifications do not result in (y) a failure to meet the Performance Standard of the applicable Services, or (z) unless agreed in writing by the Company, a change in the Fees for such Services by the Company or the time period during which Fees for Services shall be payable by the Company.

(c)    Third Party Providers.

(i)    Subject to the terms of this Agreement, Seller may, directly or through one or more Affiliates, hire or engage one or more Affiliates or one or more third parties (any such third parties, “Third Party Providers”) to perform any or all of its obligations under this Agreement, including in connection with the provision of any Service (y) if such third party has been used to provide such Services to the Business at any time in the twelve (12) months prior to the Effective Date or is used to provide similar services to Seller’s and its Affiliates’ own businesses, or (z) with the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.

(ii)    Notwithstanding any other provision in this Agreement, to the extent Seller or its Affiliates are required to obtain any approvals, consents or waivers for Seller to provide and the Company to receive the Services, including but not limited to those required for any Third Party Providers to provide the Services to the Company (collectively, “Required Consents”), Seller shall use reasonable best efforts to seek to obtain the Required Consents. Any amounts required to be paid to obtain the Required Consents shall be paid by the Company. To the extent that Seller or its Affiliate fails to obtain any Required Consents, Seller, its Affiliates and the Company shall cooperate in good faith to secure an arrangement, at the Company’s sole cost and expense, that is reasonably acceptable to both Parties under which the Company would obtain the benefit of such Services (without resulting in a failure to meet the Performance Standard).

(d)    Cooperation and Access. The Parties shall reasonably cooperate in good faith with each other with respect to the provision and receipt of the Services. Without limiting the foregoing but subject to the execution of any reasonably required confidentiality agreement that may be appropriate for arrangements involving any Third Party Provider, each Party shall make available on a timely basis to the other Party, its Affiliates and any Third Party Providers information, personnel and materials reasonably requested to the extent necessary to enable provision of the Services by or on behalf of Seller, its Affiliates and any Third Party Providers, as applicable.

(e)    Compliance with Laws. Each of Seller and the Company agree to comply with applicable Law in connection with the performance of their respective obligations under this Agreement. Seller and Buyer shall, and shall cause their respective Affiliates to, maintain commercially reasonable technical and organizational security measures designed to ensure that any systems, data, or information of the Company or its Affiliates (or its or their customers or end-users) that is accessed, used, collected, processed, generated, stored by or transmitted to either Party, its Affiliates, or any of its or their Third Party Providers in connection with the Services, is protected against loss, destruction, damage, and unauthorized access, use, modification, disclosure, and other misuse of any such systems, data, or information.

(f)    Company Obligations. The Company shall, at the Company’s sole cost and expense, take any action necessary to permit Seller to provide the Services contemplated hereby. Neither Seller nor any Affiliate of Seller shall have any liability to the Company, Buyer, any Buyer Affiliate, or any other Person for any delay or failure to provide a Services under this Agreement to the extent arising from or related to the Company or its Affiliate’s breach of the obligations in the immediately preceding sentence.

4.    Access and Use of IT Systems.

(a)    No Upgrades and Enhancements. Unless otherwise expressly provided in Appendix A attached hereto, or as reasonably required to continue use of any Software (as set forth in Appendix A) or Required Technology (as defined below) used to provide or receive any of the Services, Seller shall have no obligation to upgrade, enhance or otherwise modify any Seller IT Systems (as defined below) or Software currently used as of the Effective Date.

(b)    Access to Seller IT Systems. In connection with the provision of the Services, the Company and its Affiliates may have access to one or more Seller IT Systems. The Company and Buyer each acknowledge that such access to Seller IT Systems may provide it and its Affiliates with access to Confidential Information (as defined below) that is proprietary to Seller or one of its Affiliates, which access and use shall be subject to Section 4(d) and Section 12 herein.

(c)    Access to the Company IT Systems. In connection with the Company’s receipt of the Services, Seller and its Affiliates may have access to one or more Company IT Systems (as defined below). Seller acknowledges that such access to the Company IT Systems may provide it and its Affiliates with access to Confidential Information that is proprietary to the Company or one of its Affiliates, which access and use shall be subject to Section 4(d) and Section 12 herein.

(d)    Compliance with Required Technology Policies. To the extent that the performance or receipt of Services requires any Party to have access to the other Party’s or its Affiliates’ information technology systems owned, licensed, leased or used by such other Party or its Affiliates, including, respectively, the Company IT Systems or Seller IT Systems (“Required Technology”), such other Party or its Affiliates shall provide limited access to such Required Technology in accordance with Law. While using any Required Technology of the other Party, each Party shall adhere (and shall cause its Affiliates to adhere) in all material respects to such other Party’s and its Affiliates’ policies, procedures and requirements (including policies with respect to protection of Confidential Information that is proprietary to the other Party or one of its Affiliates) regarding the use of such Required Technology as in effect from time to time and provided in writing to the Company in advance of any access to the Required Technology, on the one hand, or provided in writing to Seller in advance of any access to the Required Technology, on the other. Without limiting the foregoing, each Party shall not, and shall cause its respective Affiliates not to, tamper with, compromise or circumvent any security or audit measures employed by the other Party with respect to the Required Technology as set forth in such other Party’s and its Affiliates’ policies, procedures and requirements provided in writing in advance of any access to the Required Technology. If, at any time, a Party determines that the other Party or any of its Affiliates, or any of its or their respective employees, agents or Representatives, has sought to circumvent, or has circumvented, any of the security policies, procedures or requirements of such Party or its Affiliates, has accessed the Required Technology improperly or has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software, then, notwithstanding anything in this Agreement to the contrary, the affected Party may, without any liability whatsoever under this Agreement or otherwise, immediately and without notice suspend such Party’s access to the Required Technology until the violation has been remedied and any effect of the violation has been mitigated each to the affected Party’s satisfaction, acting reasonably. Prior to suspension of each Service in accordance with the terms of this Agreement, the affected Party shall use its existing methods to monitor the Required Technology in an effort to detect any usage of the Required Technology by any employee of the other Party or any of its Affiliates in violation or attempted violation of any of the security policies, procedures or requirements applicable to the Company’s use of the Services or Seller’s provision of the Services, as applicable, and shall notify the other Party of any such violation or attempted violation that it detects and identifies as such; provided that any failure of the affected Party, despite using such existing methods, to detect or identify any such violation or attempted violation shall not prevent, preclude, limit or modify any right or remedy available to the affected Party under this Agreement or applicable Law in respect of any such violation or attempted violation by any employee of the other Party or any of its Affiliates.

(e)    Remediation. In the event (i) the Company or any of its Affiliates, or any of its or their respective employees, agents or Representatives, creates, introduces or permits the introduction of any viruses, worms, malware, adware, ransomware, malicious code, data bombs or any other similar threats, or permits any unauthorized access, breach or exfiltration of any Seller IT Systems, or otherwise causes any breach or vulnerability in any of Seller IT Systems, or (ii) Seller or any of its Affiliates, or any of its or their respective employees, agents or Representatives, creates, introduces or permits the introduction of any viruses, worms, malware, adware, ransomware, malicious code, data bombs or any other similar threats, or permits any unauthorized access, breach or exfiltration of any the Company IT Systems, or otherwise causes any breach or vulnerability in any of such the Company IT Systems, then Seller and its Affiliates or the Company and its Affiliates, as applicable, may, after consultation with the other Party, take commercially reasonable actions to eliminate, remediate or otherwise address, in its reasonable discretion, any such threat, vulnerability or unauthorized access, breach or exfiltration and the costs and expenses of such actions shall be the sole responsibility of such other Party.

5.    Management and Control.

(a)    Seller Manager. During the term of this Agreement, Seller shall appoint one of its employees (the “Seller Manager”) who shall have overall responsibility for managing and coordinating the delivery of the Services and shall coordinate and consult with the Company Manager (as defined below). Seller may, in its discretion at any time and from time to time, and upon notice to the Company, select another individual to serve in the capacity of the Seller Manager during the term of this Agreement; provided, however, that Seller shall use commercially reasonable efforts to limit the disruption to the Company in the transition to a different Seller Manager. The Seller Manager as of the date of this Agreement shall be [●].

(b)    Company Manager. During the term of this Agreement, the Company shall appoint one of its employees (the “Company Manager”) who shall have overall responsibility for managing and coordinating the receipt of the Services and shall coordinate and consult with the Seller Manager. The Company may, in its discretion at any time and from time to time, and upon notice to Seller, select another individual to serve in the capacity of the Company Manager during the term of this Agreement; provided, however, that the Company shall use commercially reasonable efforts to limit the disruption to the Seller in the transition to different the Company Manager. The Company Manager as of the date of this Agreement shall be Teodor Tarsici, VP of Financial Growth, Transition & Efficiency .

(c)    Control Over Services; Right to Designate and Change Personnel. Subject to Seller’s obligations, and the Company’s rights, under this Agreement, management of, and control over, the provision of the Services (including the determination or designation by Seller of any assets, employees and other resources of Seller, its Affiliates, or any Third Party Provider to be used in connection with the provision of the Services) shall reside solely with Seller. Seller and its Affiliates providing Services hereunder shall have the right, in their sole discretion, to designate which personnel shall be assigned to perform the Services, including the right to remove and replace any such personnel at any time; provided, however, that Seller shall use commercially reasonable efforts to limit the disruption to the Company in the transition of the Services to different personnel.

(d)    Responsibility for Wages and Fees. Notwithstanding the fact that employees of Seller or any of its Affiliates may be providing the Services to the Company under this Agreement, (i) such employees shall remain employees of Seller or such Affiliate of Seller, as applicable, and shall not be deemed to be employees of the Company for any purpose, and (ii) Seller or such Affiliate of Seller, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses, commissions and other forms of compensation, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable Taxes relating to such employment.

6.    Intellectual Property; Company Work Product. Except as otherwise expressly set forth herein, each Party (and their respective Affiliates) shall remain the exclusive owner of all rights, title and interest throughout the world in and to all its respective Intellectual Property, and any derivations created during the Transition Period, provided to one another in connection with the provision of the Services. No license, express or implied, is being granted by the Parties under this Agreement, other than to the extent necessary for performance of the applicable Service.

7.    Supply of Lithium. The Parties each acknowledge and agree that Seller is party to that certain Supply Agreement, by and between Seller and China Energy Lithium Co. Ltd. (“CEL”), dated March 1, 2018, as amended by: Amendment No. 1 to the Supply Agreement, dated January 3, 2019; Amendment No. 2 to the Supply Agreement, dated December 31, 2019; Amendment No. 3 to the Supply Agreement, dated February 13, 2020; Amendment No. 4 to the Supply Agreement, dated May 12, 2020; Amendment No. 5 to the Supply Agreement, dated November 30, 2023 (“Amendment No. 5”); and Amendment No. 6 to the Supply Agreement, dated September 18, 2024 (“Amendment No. 6”, and collectively, the “Lithium Supply Agreement”), under which lithium used in the operation of the Business is currently purchased. The Parties further acknowledge and agree that, as an accommodation to Buyer and the Company, and in an effort to facilitate a smooth transition of the Business in connection with the acquisition transaction, the Company agrees to purchase lithium required for the operation of the Business, and Seller agrees to facilitate such purchases, in each case pursuant to the Lithium Supply Agreement (the “Lithium Service”) for all deliveries of lithium to be made to the Company between January 1, 2025 and February 28, 2026 (the “Lithium Term”), pursuant to the terms of this Section 7.

(a)    Lithium Service Requirements.

(i)

Buyer shall cause the Company to purchase, and the Company shall purchase, from CEL, through Seller, no fewer than 3,572 kilograms of Product (as defined in the Lithium Supply Agreement, the “Volume Minimum”) identified with the Raynham site (as referenced in the Lithium Supply Agreement) during the Lithium Term.

(ii)

The Company shall issue purchase orders for each of its purchases of lithium for purposes of the Lithium Service to Seller by [method of delivery and recipient]. Buyer and the Company acknowledge and agree that it may take Seller up to ten (10) Business Days to process any purchase order for the Lithium Service before the order will be submitted by Seller to CEL, and that such time shall be in addition to the lead times for the Products as specified in Exhibit A of Amendment No. 6.

(iii)	All orders for lithium from CEL pursuant to the Lithium Supply Agreement shall be drop shipped to the Company’s location in Raynham, Massachusetts.

(iv)

If, as of the date that is three (3) months prior to the expiration of the Lithium Term, the Company has not placed purchase orders for Product totaling the Volume Minimum, then Buyer shall cause the Company to issue, and the Company shall issue, a purchase order to purchase an amount Product for the balance of the unpurchased Volume Minimum to Seller for submission to CEL.

(b)    Payment. Seller shall issue invoices to the Company for purchases of lithium by the Company pursuant to the Lithium Services and any shipping, customs brokerage and any related costs imposed by CEL or incurred by Seller on behalf of the Company (with reasonable supporting detail). Fifty percent (50%) of the total value of each purchase will be invoiced to the Company upon confirmation of the respective purchase order with CEL. The balance of the cost of each purchase, plus shipping, customs brokerage and other related costs imposed by CEL or incurred by Seller on behalf of the Company, will be invoiced to the Company upon delivery of the relevant shipment. All such invoices shall be paid by Buyer or the Company to Seller within fifteen days (NET15) of receipt.

(c)    Negotiation of Replacement Agreements. During the Lithium Term, the Parties agree to work together in a commercially reasonable manner to coordinate and negotiate with CEL regarding the entry by each of the Company (with respect to lithium for the Raynham site) and Seller (with respect to lithium for the Alden site) into separate supply agreements with CEL to replace the Lithium Supply Agreement, with effective dates following the expiration of the Lithium Term.

(d)    Transfer of Exclusivity. The Parties each acknowledge and agree that Seller, pursuant to Amendment No. 5, is the holder of a right of exclusivity to CEL part number 1004-010-000, or its substantial equivalent (the “Exclusivity Right”). The Parties further acknowledge and agree that the Exclusivity Right presents substantial commercial value to Buyer and the Company. Provided that Buyer and the Company have fully complied with all provisions of this Section 7 at the end of the Lithium Term, Seller shall use commercial best efforts to seek to transfer the Exclusivity Right to Buyer and/or the Company pursuant to the terms of the new supply agreement with CEL contemplated by Section 7(c) above. If at the end of the Lithium Term, Buyer and/or the Company have not fully complied with all provision of this Section 7, Seller shall have no obligation with respect to the transfer of the Exclusivity Right to Buyer or the Company.

(e)    Miscellaneous.

(i)

The Parties each acknowledge and agree that Seller has agreed to provide the Lithium Service as an accommodation to Buyer. Seller makes no representations or warranties with respect to the Lithium Service, the Products, or delivery of the Product to the Company, and all such representations and warranties are hereby expressly disclaimed.

(ii)

In the event that CEL cannot accommodate all of Seller’s purchase orders for Products under the Lithium Supply Agreement, refuses to supply Products or is otherwise unable to perform under the Lithium Supply Agreement, Seller shall have no independent obligation to perform with respect to the Lithium Services or otherwise to provide or procure Products for Buyer or the Company. In furtherance of the foregoing, the Parties acknowledge and agree that (A) Seller’s sole obligation under this Section 7 is to pass through orders for Product by the Company under the Lithium Supply Agreement, and that neither Seller nor any of its Affiliates shall have any liability or owe any duties to Buyer or the Company in connection herewith and (ii) Seller shall not be serving as an agent of Buyer or the Company with respect to the Lithium Services and has no independent obligation to take any action under the Lithium Supply Agreement with respect to the Company’s order of Products. The Parties each acknowledge that Buyer and/or the Company shall look solely to CEL for performance of any obligations of CEL under the Lithium Supply Agreement. Seller may, in its sole discretion, refuse to provide the Lithium Service or cause delay of shipment of the Products if Buyer or the Company is in material breach of any term of this Section 7, the Agreement or if any invoice due and owing to Seller under this Section 7 is more than fifteen (15) days past due.

(iii)	Seller has no obligation to continue the provision of the Lithium Services beyond the expiration of the Lithium Term.

8.    Fees; Billing and Payment.

(a)    Compensation for Services. In consideration for each of the Services provided hereunder during the applicable Transition Period, the Company shall pay to Seller the fee applicable to each Service, if any, as set forth in Appendix A hereto (the “Fee”) or, with respect to the Lithium Service, as provided in Section 7.

(b)    Invoices. Except as otherwise provided in Appendix A or, with respect to the Lithium Service, as provided in Section 7(b), Seller shall deliver a statement to the Company for Services provided under this Agreement during each calendar month as soon as reasonably practicable following the end of each such calendar month, and each such statement shall set forth the aggregate amount charged for such Services and reasonable supporting detail with respect thereto. Unless otherwise provided herein or in Appendix A or, with respect to the Lithium Service, as provided in Section 7(b), the Company shall pay all invoices by wire transfer of immediately available funds in accordance with the instructions provided by Seller not later than 30 days following receipt by the Company of each invoice. In the event of a bona fide dispute on any invoice, the Company shall deliver a written statement to Seller no later than ten (10) days prior to the date payment is due on the disputed invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in this Section 8(b). The Parties shall seek to resolve all such disputes expeditiously and in good faith.

(c)    Taxes.

(i)    Except as otherwise provided in this Agreement, all Fees paid by the Company to Seller under this Agreement shall be exclusive of sales, use, value-added, goods and services, services, excise, consumption, transfer or similar taxes arising from the payment of such Fees to Seller under this Agreement (“Covered Taxes”) required to be collected pursuant to applicable Law. For the avoidance of doubt, Covered Taxes shall not include any Taxes measured by or imposed on gross or net income, or franchise taxes or other similar taxes, of Seller or its Affiliates or any Third Party Provider.

(ii)    If any Covered Tax is assessed on the payment or receipt of the Fees paid under this Agreement pursuant to applicable Law, the Company shall, without duplication, pay directly, reimburse or indemnify Seller for such Covered Tax.

(iii)    Seller and the Company shall use reasonable efforts, and shall cooperate with each other in good faith, to secure (and to enable the Company to claim) any exemption from, or otherwise to minimize, any Covered Taxes or to claim a tax refund therefor or tax credit in respect thereof, including by providing and making available to each other any resale certificate, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by the other Party. Notwithstanding the foregoing in this Section 8(c), the Company shall not be responsible for any Covered Taxes to the extent that such Covered Taxes would not have been imposed if (i) Seller was eligible to claim an exemption from or reduction of such Covered Taxes, (ii) the Company used commercially reasonable efforts to notify the Seller of such eligibility and (iii) Seller failed to timely claim such exemption or reduction. If Seller receives a refund with respect to any Covered Taxes paid or borne by the Company under this Agreement, Seller shall promptly pay such refund to the Company.

9.    Records. Each Party shall maintain and retain records of all receipts, invoices, reports and other documents relating to the accounting of the Services rendered under this Agreement (the “Accounting Records”) in accordance with each Party’s standard accounting practices and procedures and in the ordinary course of business. Each Party, to the extent such Accounting Records are retained, upon reasonable advance notice and during normal business hours, make the Accounting Record reasonably available to the other Party and its auditors, at such other Party’s sole cost.

10.    Term of Agreement; Termination.

(a)    This Agreement shall commence on the Effective Date and shall continue (unless sooner terminated pursuant to the terms hereof) until the later to occur of (i) the end of the longest Transition Period specified in Appendix A hereto with respect to any particular Service or (ii) the end of the Lithium Term. Once all of the Services have expired or been terminated pursuant to the terms hereof, this Agreement shall expire. Seller shall not be obligated to provide the Services following the expiration or earlier termination of this Agreement or, with respect to any particular Service, following the expiration or earlier termination of the applicable Transition Period or, with respect to Lithium Service, past the end of the Lithium Term.

(b)    In the event that the Company is in breach of any payment obligation under this Agreement in any material respect (other than any payment that is being disputed in good faith) and fails to cure such breach within thirty (30) days of written notice of such breach from the Seller, Seller may terminate this Agreement with respect to the particular Service(s) to which such breach relates upon written notice to the Company.

(c)    In the event that any Party is in material breach of this Agreement (other than a payment obligation) and fails to cure such breach within thirty (30) days of written notice of such breach from the non-breaching Party, the non-breaching Party may terminate this Agreement upon written notice to the other Parties.

(d)    This Agreement may be immediately terminated by either Party upon written notice to the other Party, in the event such other Party (i) is insolvent, (ii) commences voluntary or involuntary bankruptcy, insolvency, moratorium or receivership proceedings, or (iii) initiates the winding-up or dissolution of such other Party.

(e)    Further, in the event of the expiration or termination of this Agreement, Sections 8(b) (Invoices), 10 (Term of Agreement; Termination), 12 (Confidentiality), 13 (Limitation of Liability; Indemnity), 14 (Relationship of Parties), and 16 (Notices) through 26 (Counterparts), as well as any obligation of the Company to pay or reimburse for Services rendered prior to such expiration or termination, shall continue in full force and effect.

11.    Partial Termination. Subject to the terms of this Agreement and except with respect to Lithium Services, the Company may terminate any or all of the Services (provided, that any partial termination must include all Services within a numbered category in Appendix A), effective as of the last day of an accounting month of Seller, at any time prior to the expiration of the Transition Period specified in Appendix A hereto, as applicable, upon at least 30 days’ prior written notice to Seller (unless a longer period for prior written notice of termination is specified for such Service in Appendix A, as applicable, in which case such longer period set forth in Appendix A). The Company shall not be responsible for any costs, fees or expenses associated with such terminated Service attributable to the period after the applicable termination date.

12.    Confidentiality. With respect to any and all confidential, or proprietary information, including, but not limited to, any trade secrets disclosed before, on, or after the Effective Date, whether disclosed orally or disclosed or accessed in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as "confidential," disclosed or caused to be disclosed by a Party or its Affiliates (a “Disclosing Party”) to the other Party or its Affiliates for the purpose of this Agreement or otherwise accessible to such other Party or its Affiliates during the performance of its obligations hereunder (any such information, the “Confidential Information”), the Party which receives, or which an Affiliate of such Party receives, such Confidential Information (such Party, a “Receiving Party”) agrees that it shall, and shall cause its Affiliates to, use at least that degree of skill and care that it would exercise in similar circumstances in carrying out its own business to prevent the disclosure or accessibility to others of the Disclosing Party’s Confidential Information (but in no event less than a reasonable degree of skill and care) and shall use such Confidential Information only for the purpose of performing the obligations under this Agreement. No Party shall, and no Party shall permit its Affiliates to, disclose, publish, release, or otherwise make available to any Person the Confidential Information of another Party or its Affiliates except as permitted by this Section 12. The Receiving Party shall, and shall cause its Affiliates to, limit dissemination of and access to the Disclosing Party’s Confidential Information to only such employees, agents, and Representatives who have a need to know such information. Further, the Receiving Party agrees that upon written notice from the Disclosing Party at any time, the Receiving Party shall, and shall cause its Affiliates to, promptly destroy all of the Confidential Information of the Disclosing Party without retaining any copies thereof; provided, that the Receiving Party shall be permitted to retain one (1) copy of any such information to the extent required to comply with applicable Law or pursuant to the Receiving Party’s internal archival procedures (including automatic electronic backup) provided that any such retained information shall remain subject to the confidentiality and non-use provisions of this Section 12. Specifically excluded from the definition of “Confidential Information” is any and all information that (a) is independently developed by the Receiving Party without reference to or reliance on the Disclosing Party’s Confidential Information or breach of this Agreement or any other obligation of confidentiality under another binding agreement between Receiving Party or any of its Affiliates, on the one hand, and Disclosing Party or any of its Affiliates, on the other hand, or (b) is already in the public domain at the time of disclosure or thereafter becomes publicly known other than as the result of a breach by the Receiving Party or its Affiliates (or any third party receiving through such Party or its Affiliates) of its obligations under this Agreement or any other confidentiality obligation under another binding agreement between Receiving Party or any of its Affiliates, on the one hand, and Disclosing Party or any of its Affiliates, on the other hand. Notwithstanding the foregoing, the Receiving Party and its respective Affiliates may disclose the Confidential Information of Disclosing Party and its respective Affiliates to the extent that, upon the reasonable advice of counsel, such Confidential Information must be produced by the Receiving Party under applicable Law; provided, that, in such case, the Receiving Party shall promptly notify the Disclosing Party in writing and, insofar as is permissible and reasonably practicable without placing the Disclosing Party under violation of any such Law, give Disclosing Party an opportunity to appear and to object to such production before producing the requested information. The obligations set forth in this Section 12 are in addition to, and not in lieu or replacement of, any other obligations between any of the Parties with respect to confidential or non-public information.

13.    Remedies; Limitation of Liability; Indemnity.

(a)    Seller agrees to perform or re-perform, as applicable, or will cause one or more of its Affiliates or third parties to perform or re-perform, as applicable, any Service that does not comply with the requirements and level of service set forth in Section 3(a) hereof.

(b)    No Other Warranties. ALL SERVICES ARE PROVIDED “AS IS.” SELLER AND ITS AFFILIATES PROVIDE NO WARRANTIES OF ANY KIND (WRITTEN, ORAL, OR STATUTORY, EXPRESS OR IMPLIED) IN CONNECTION WITH THE SERVICES AND THIS AGREEMENT, AND HEREBY DISCLAIM ANY AND ALL WARRANTIES (WRITTEN, ORAL, OR STATUTORY, EXPRESS OR IMPLIED), INCLUDING ALL IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. To the extent that Seller and its Affiliates may not as a matter of applicable Law disclaim any implied warranty, the scope and duration of such warranty shall be the minimum permitted under such Law. Nothing in this Section 13(a) shall limit any representation or warranty provided in the Purchase Agreement.

(c)    Limitations of Liability; Indemnity.

(i)    NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, NO PARTY, NOR ITS AFFILIATES, CONTRACTORS, SUPPLIERS, AGENTS OR REPRESENTATIVES, SHALL HAVE ANY LIABILITY HEREUNDER FOR, AND DAMAGES SHALL NOT INCLUDE, ANY PUNITIVE, CONSEQUENTIAL (INCLUDING CONSEQUENTIAL LOST PROFITS), SPECIAL, LOST PROFITS OR INDIRECT DAMAGES (INCLUDING INDIRECT LOST PROFITS), OR DAMAGES CALCULATED BASED UPON MULTIPLE OF EARNINGS, IN EACH CASE. ANY CLAIM OR CAUSE OF ACTION REQUESTING OR CLAIMING SUCH DAMAGES IS SPECIFICALLY WAIVED AND BARRED, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR A PARTY WAS NOTIFIED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

(ii)    Except in the case of Fraud, the maximum, cumulative liability of Seller and its Affiliates for any and all claims under or in connection with this Agreement and with respect to any particular Service, regardless of whether the claims are based on contract, tort, or other legal or equitable theory, shall in no event exceed Three Hundred Fifty Thousand Dollars ($350,000).

(iii)    Subject to the terms and conditions set forth herein, Buyer and the Company, on the one hand, and Seller, on the other hand (as “Indemnifying Party”) shall indemnify, hold harmless, and defend Buyer and the Company, on the one hand, or Seller, on the other hand, as applicable, and its managers, officers, directors, employees, agents, Affiliates, successors, and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including professional fees and reasonable attorneys' fees, that are awarded against an Indemnified Party in a final judgment, administrative proceeding, or any alternative dispute resolution proceeding (collectively, “Losses”), arising out of any third-party claim (“Third-Party Claim”) alleging any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Indemnifying Party pursuant to this Agreement, in each case, except to the extent caused by (A) the gross negligence or more culpable act or omission (including recklessness or willful misconduct) of the Indemnified Party in the performance of its obligations under this Agreement or (B) the bad faith failure of the Indemnified Party to materially comply with any of its material obligations set forth in this Agreement.

(iv)    Except as provided for in subclause (iii) above, in no event will Seller or its Affiliates have any liability or obligation for any Third-Party Claim for any Services performed as agent for or on behalf of Buyer, the Company or its Affiliates (including issuing purchase orders to suppliers, acknowledging purchase orders and accepting orders from customers, and processing invoices for the business of the Company) in accordance with the terms and conditions of this Agreement, and the Company and Buyer shall jointly and severally indemnify, defend and hold harmless the Seller and its Affiliates against any Losses resulting from any such Third-Party Claim asserted against Seller or its Affiliates by any such Third-Party Claim due to Seller’s performance of such a Service.

14.    Relationship of Parties. Except as specifically provided herein, neither Party shall: (a) act or represent or hold itself out as having authority to act as an agent or partner of the other Party; or (b) in any way bind or commit the other Party to any obligations or agreement. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship, joint employment or co-employment relationship or arrangement or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement, and the Company hereby expressly and irrevocably waives, to the fullest extent permitted by applicable Law, all fiduciary, employment and similar duties under all applicable Law with respect to Seller and its Affiliates in connection with the performance of the Services. The Parties hereto expressly acknowledge that Seller is an independent contractor with respect to the Company in all respects, including the provision of the Services. The Parties’ respective rights and obligations hereunder shall be limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.

15.    Further Assurances. Upon the terms and subject to the conditions herein, from the Effective Date until the expiration or termination of this Agreement, the Parties hereto shall use all reasonable efforts to take or cause to be taken all actions, execute and deliver such additional instruments, documents, conveyances or assurances and to do or cause to be done all other things, necessary, proper or advisable, or otherwise reasonably requested by another Party hereto, in order for such party to fulfill and perform its obligations in respect of this Agreement, or otherwise to consummate and make effective the transactions contemplated hereby and thereby and carry out the intent and purposes of this Agreement.

16.    Notices. All notices, requests, consents, claims, demands, waivers and other required communications hereunder shall be in writing and shall be given: (a) when delivered by hand; (b) by reputable express courier (receipt requested); or (c) by certified or registered mail, return receipt requested, postage prepaid. Notice shall be deemed given when actually delivered or delivery is refused. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 16):

If to Seller:	Greatbatch Ltd. c/o Integer Holdings Company 5830 Granite Pkwy, Suite 1150 Plano, TX 75024 Attention: General Counsel

with a copy (which shall not constitute notice) to:	Hodgson Russ LLP 140 Pearl Street, Suite 100 Buffalo, NY 14202

If to Buyer:	Ultralife Corporation 2000 Technology Parkway Newark, New York 14513

with a copy (which shall not constitute notice) to:	Lippes Mathias LLP 50 Fountain Plaza, Suite 1700 Buffalo, New York 14202

If to the Company:	Electrochem Solutions, Inc. 670 Paramount Drive Raynham, MA 02767 Attention: General Manager

with a copy (which shall not constitute notice) to:	Ultralife Corporation 2000 Technology Parkway Newark, NY 14513

17.    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

18.    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon any determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

19.    Entire Agreement. This Agreement, including Appendix A hereto and the other agreements referred to herein, is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the Parties hereto, have been expressed herein or in Appendix A or such other agreements and this Agreement, including such Appendix A and such other agreements, supersedes any prior understandings, negotiations, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

20.     Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the Parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such Party, whether or not so expressed. None of the Parties may assign, transfer or delegate any of their respective rights or obligations under this Agreement, by operation of law or otherwise, without the consent in writing of the other Parties. Any purported assignment or delegation of rights or obligations in violation of this Section 20 is void and of no force or effect.

21.    No Third Party Beneficiaries. Except the specific terms provided herein which are intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement, together with Appendix A hereto, is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

22.    Force Majeure. Continued performance of a Service may be suspended immediately to the extent caused by any event or condition beyond the reasonable control of the Party suspending such performance (and not involving any willful misconduct of such party), including acts of God, pandemics, floods, fire, earthquakes, labor or trade disturbances, strikes, war, acts of terrorism, civil commotion, electrical shortages or blackouts, breakdown or injury to computing facilities, compliance in good faith with any Law (whether or not it later proves to be invalid), unavailability of materials or bad weather (a “Force Majeure Event”). Buyer shall not be obligated to pay any amount for Services that it does not receive as a result of a Force Majeure Event (and the Parties hereto shall negotiate reasonably to determine the amount applicable to such Services not received). In addition to the reduction of any amounts owed by Buyer hereunder, during the occurrence of a Force Majeure Event, to the extent the provision of any Service has been disrupted or reduced, during such disruption or reduction, (a) Buyer may replace any such affected Service by providing any such Service for itself or engaging one or more third parties to provide such Transition Service at the expense of Buyer and (b) Seller shall cooperate with, provide such information to and take such other actions as may be reasonably required to assist such third parties to provide such substitute Service. The Party claiming suspension due to a Force Majeure Event will give prompt notice to the other of the occurrence of the Force Majeure Event giving rise to the suspension and of its nature and anticipated duration.

23.    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No course of dealing and no failure or delay on the part of any Party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such Party’s rights, powers and remedies. The failure of any of the Parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the Parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

24.    Governing Law; Submission to Jurisdiction.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, MAY ONLY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE COUNTY OF ERIE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

25.    JURY WAIVER. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 25.

26.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

SELLER

GREATBATCH LTD.

By:	/s/ Andrew Senn
Name:	Andrew Senn
Title:	Senior Vice President, Strategy, Corporate Development and Investor Relations

[Signature Page to Transition Services Agreement]

BUYER

ULTRALIFE CORPORATION

By:	/s/ Michael E. Manna
Name:	Michael E. Manna
Title:	President and Chief Executive Officer

[Signature Page to Transition Services Agreement]

COMPANY

ELECTROCHEM SOLUTIONS, INC.

By:	/s/ Michael E. Manna
Name:	Michael E. Manna
Title:	Authorized Signatory

[Signature Page to Transition Services Agreement]

APPENDIX A